Exhibit 99.1

Contact: Harold A. Hurwitz, Chief Financial Officer

(949) 900-6833

For Immediate Release

MRI INTERVENTIONS, INC. ANNOUNCES 2015 THIRD QUARTER REVENUES

IRVINE, CA, October 1, 2015 – MRI Interventions, Inc. (OTCQB: MRIC) today announced its revenues for the third quarter and nine months ended September 30, 2015.

Quarter Ended September 30, 2015

Revenues were $1.25 million for the three months ended September 30, 2015, and $633,000 for the same period in 2014, an increase of $613,000, or 97%, attributable to increases in the Company’s ClearPoint® System reusable and disposable products.

ClearPoint disposable product sales for the three months ended September 30, 2015 were $970,000, compared with $577,000 for the same period in 2014, representing an increase of $393,000, or 68%. This increase was due primarily to a greater number of procedures performed using the ClearPoint system within a larger installed base for ClearPoint, relative to the 2014 period.

ClearPoint reusable product sales for the three months ended September 30, 2015 were $239,000, and $11,000 for the same period in 2014. Reusable products consist primarily of computer hardware and software bearing sales prices that are appreciably higher than those for disposable products and historically have fluctuated from quarter to quarter.

Nine Months Ended September 30, 2015

Revenues were $3.08 million for the nine months ended September 30, 2015, and $2.64 million for the same period in 2014, an increase of $437,000, or 17%, primarily attributable to growth in the Company’s disposable products sales, driven by growth in ClearPoint enabled procedures.

ClearPoint disposable product sales for the nine months ended September 30, 2015 were $2.49 million, compared with $1.91 million for the same period in 2014, representing an increase of $580,000, or 30%. This increase is due primarily to the aforementioned growth in procedures and the size of the ClearPoint system installed base.

ClearPoint reusable product sales for the nine months ended September 30, 2015 were $469,000, compared with $492,000 for the same period in 2014, representing a decrease of $23,000, or 4%.

The Company plans a full release of its results for the three and nine months ended September 30, 2015 on or about the end of October 2015.

5 Musick, Irvine, California 92618  949.900.6833

Management’s Comments

“We had a strong third quarter, and are pleased to see significant growth in disposable product sales, driven by an increase in ClearPoint enabled procedures,” said Frank Grillo, Chief Executive Officer. “With 2015 third quarter revenues nearly double those of the same quarter in 2014, and more than 50% greater than the 2015 second quarter revenues, we are pleased to share this news with our investors. We had several significant accomplishments this quarter, including record high disposable product sales, record high quarterly revenue, the award of a Phase II grant from the National Institutes of Health, completion of our corporate restructuring, and continued growth in the adoption of our technology. This week, we attended the Congress of Neurological Surgeons in New Orleans, where interest in our technology and its use with laser ablation, electrode placement, drug delivery and biopsy continues to grow. We look forward to reporting our full results of operations later this month, and providing further updates on the progress we are making in our business.”

About MRI Interventions, Inc.:

Building on the imaging power of MRI, MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart. The Company’s ClearPoint® System, which has received 510(k) clearance and is CE marked, utilizes a hospital’s existing diagnostic or intraoperative MRI suite to enable a range of minimally invasive procedures in the brain. In partnership with Siemens Healthcare, MRI Interventions is developing the ClearTrace® System to enable MRI-guided catheter ablations to treat cardiac arrhythmias. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Particular uncertainties and risks include those relating to: future revenues from sales of the Company’s ClearPoint system products; the Company’s ability to market, commercialize and achieve broader market acceptance for the Company’s ClearPoint system products; estimates regarding the sufficiency of the Company’s cash resources; and the Company’s ability to obtain additional financing. More detailed information on these and additional factors that could affect the Company's actual results are described in the "Risk Factors" sections of the Company's Form 10-K for the year ended December 31, 2014 and the Company’s Form 10-Q for the quarter ended June 30, 2015, both of which have been filed with the Securities and Exchange Commission, as well as the Company's Form 10-Q for the quarter ended September 30, 2015, which will be filed with the Securities and Exchange Commission.